May 2008 Pricing Sheet dated May 20, 2008 relating to Preliminary Pricing Supplement No. 672 dated May 19, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

Buffered Securities due May 23, 2011
Based on the Value of the S&P GSCITM Commodity Index—Excess Return

PRICING TERMS – May 20, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$7,438,000
Stated principal amount:	$1,000 per Buffered Security
Issue price:	$1,000 per Buffered Security
Pricing date:	May 20, 2008
Original issue date:	May 23, 2008 (3 business days after the pricing date)
Maturity date:	May 23, 2011
Underlying index:	S&P GSCITM Commodity Index—Excess Return
Payment at maturity:
At maturity, you will receive an amount per Buffered Security equal to:
•  If the final index value is greater than the initial index value:
$1,000 + upside payment
•  If the final index value is less than or equal to the initial index value but greater than or equal to
710.3888, which is equal to approximately 74% of the initial index value:
$1,000
•  If the final index value is less than 710.3888, which is equal to approximately 74% of the initial index value:
($1,000 x index performance factor) + $260
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered Securities pay less than $260 per Buffered Security at maturity.

Upside payment:	$1,000 x participation rate x index percent increase
Participation rate:	100%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	959.9848, the official settlement price of the underlying index on the pricing date
Final index value:	The official settlement price of the underlying index on the determination date
Maximum payment at maturity:	None
Minimum payment at maturity:	$260 per Buffered Security
Determination date:	May 16, 2011, subject to adjustment for certain market disruption events
Interest:	None
CUSIP:	6174466V6
Listing:	The Buffered Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	100%	0.10%	99.90%
Total	$7,438,000	$7,438	$7,430,562
(1)  For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

“S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.  The Buffered Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Buffered Securities.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 672 dated May 19, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.